Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103972

Prospectus Supplement dated July 1, 2003 to Chicago Bridge & Iron Company N.V.

Prospectus dated June 26, 2003 (“Prospectus”)

            Regarding the description of the Federal Trade Commission (“FTC”) legal proceeding described on pages 40 and 41 of the Prospectus, on June 27, 2003 counsel for CB&I was served with the FTC Staff’s notice of appeal of unspecified aspects of the June 12, 2003 Order of the FTC Administrative Law Judge. CB&I has also determined to file an appeal of the adverse aspects of the Judge’s ruling. We cannot predict the outcome or effect of such appeals.